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Exhibit 4.8

Non-Commercial Research License

        Effective July 22, 2003 ("EFFECTIVE DATE"), GENETIC TECHNOLOGIES LIMITED, having an office at 60 Hanover Street, Fitzroy, Victoria 3065, Australia ("GTG") and THE UNIVERSITY OF SYDNEY, being a body corporate established pursuant to the University of Sydney Act (1989) of The University of Sydney, New South Wales 2006, Australia ("LICENSEE"), agree as follows:

ARTICLE I
 BACKGROUND

1.1
GTG has certain proprietary and intellectual property rights pertaining to genomic mapping and intron sequence analysis in respect to which it is prepared to grant a nonexclusive, non-commercial research license to LICENSEE.

1.2
LICENSEE wishes to acquire a license under and to obtain access to GTG's proprietary and intellectual property rights to the extent that they are required in accordance with Australian law relating to patents in order to research and identify genetic markers and test associated with genes of interest.

ARTICLE II
 GENERAL DEFINITIONS AND RELATIONSHIPS AMONG DEFINITIONS

2.1
"AGREEMENT" means this document, its attachments, all addenda, schedules, exhibits, appendices, and any amendments to the foregoing.

2.2
"CONFIDENTIAL INFORMATION" means any and all information which is disclosed by either party to the other verbally, electronically, visually, or in a written or other tangible form which is either identified or should be reasonably understood to be confidential or proprietary. CONFIDENTIAL INFORMATION includes, but is not limited to, the specific terms and/or conditions of this AGREEMENT, trade secrets, ideas, processes, formulas, programs, software, source of supply, technology, discoveries, developments, inventions, techniques, marketing plans, strategies, forecasts, unpublished financial statements, prices, costs, and customer lists.

2.3
"EXCLUDED FIELD" means genetic analysis using or based upon, in whole or in part, the genotyping of more than one hundred thousand (100,000) putative single nucleotide polymorphisms, such polymorphisms found in three (3) or more chromosomes of the relevant organism.

2.4
"EXCLUSION TIME PERIOD" means the period from the EFFECTIVE DATE until August 31, 2006.

2.5
"FIELD OF USE" means, during the EXCLUSION TIME PERIOD, genetic research and analysis of all genes and all species, other than the EXCLUDED FIELD, and upon expiration of the EXCLUSION TIME PERIOD means, genetic research and analysis of all genes and all species without limitation.

2.6
GTG and LICENSEE are hereunder commonly referred to as "parties" (in singular and plural usage, as required by the context).

2.7
"LICENSED PATENT(S)" means the Australian Patents listed in Appendix "A" attached to this AGREEMENT and all reissues, reexaminations, divisionals, continuations, continuations-in-part, substitutions, and extensions of the foregoing, applications therefore, and patents which may issue upon such applications, and foreign counterparts of the foregoing.

2.8
"LICENSED RESEARCH" means research performed by LICENSEE's faculty, staff, employees, undergraduate research students, and/or postgraduate research students and of their own design, that but for the license granted herein would infringe one or more claims of a LICENSED PATENT. For purposes of clarity, LICENSED RESEARCH excludes the sale of products or services of any kind and the licensing of any right granted in accordance with this AGREEMENT to any other party.

2.9
"TERM" means, unless sooner terminated as hereinafter provided, five (5) years from the EFFECTIVE DATE with automatic five (5) year renewals on each anniversary of the EFFECTIVE DATE (the "RENEWAL DATE") for the lives of the LICENSED PATENTS provided the LICENSEE is not in breach of any terms or conditions of this AGREEMENT on the RENEWAL DATE.

2.10
"TERRITORY" means Australia.

ARTICLE III
 RELEASE

3.1
GTG hereby releases, acquits and forever discharges LICENSEE from all claims, demands, and rights of action which GTG may now have on account of any infringement of any LICENSED PATENT, by performance, prior to the EFFECTIVE DATE, of acts licensed hereunder.

ARTICLE IV
 GRANT TO LICENSEE

4.1
Subject to the remaining terms of this AGREEMENT, GTG hereby grants and agrees to grant to LICENSEE, during the TERM of this AGREEMENT, a nonexclusive, non-assignable, non-commercial, royalty-free, license under the LICENSED PATENTS (without the right to sublicense) to conduct LICENSED RESEARCH in the FIELD OF USE solely within the TERRITORY.

4.2
The rights and licenses granted by GTG in this AGREEMENT are personal to LICENSEE. LICENSEE shall not assign or otherwise transfer any license or right granted hereunder or any interest therein, without the written consent of GTG (which may be withheld in GTG's sole and absolute discretion). Any attempted assignment or transfer without such consent shall be void and shall automatically terminate all rights of LICENSEE under this AGREEMENT.

ARTICLE V
 CONSIDERATION

5.1
As consideration for the rights and licenses granted by this AGREEMENT, LICENSEE agrees to pay to GTG the sum of one thousand United States Dollars ($1,000.00), representing a one-time, nonrefundable license issue fee, within thirty (30) days of the EFFECTIVE DATE.

5.2
No other sums or royalties shall be due GTG, its successors, assigns and/or legal representatives as a result of this AGREEMENT or the license hereunder.

ARTICLE VI
 WAIVER

6.1
No waiver by either party, express or implied, of any breach of any term, condition, or obligation of this AGREEMENT by the other party shall be construed as a waiver of any subsequent breach of that term, condition, or obligation, or of any other term, condition, or obligation of this AGREEMENT of the same or different nature.

ARTICLE VII
 TERM AND TERMINATION OF AGREEMENT

7.1
This AGREEMENT shall extend from the EFFECTIVE DATE hereof for the TERM, unless terminated earlier as provided below.

7.2
Either party shall have the right to terminate this AGREEMENT upon any material breach of any term or condition of this AGREEMENT by the other party, which has not been corrected within thirty (30) days after receipt of a notice in writing with reference to this Section 7.2. In the event of termination of this AGREEMENT all rights granted to LICENSEE hereunder shall revert to GTG.

7.3
SURVIVAL: Articles III, VIII, IX, X and all payment obligations incurred prior to termination or expiration shall survive the termination of this AGREEMENT.

ARTICLE VIII
 CONFIDENTIALITY, PUBLICITY AND PRESS RELEASES

8.1
DISCLOSURE AND USE: The parties agree that the terms and conditions set forth in this AGREEMENT are CONFIDENTIAL INFORMATION. The CONFIDENTIAL INFORMATION disclosed by either party ("Disclosing Party") to the other party ("Receiving Party") constitutes the confidential and proprietary information of the Disclosing Party and the Receiving Party agrees to treat all CONFIDENTIAL INFORMATION of the other in the same manner as it treats its own similar proprietary information, but in no case will the degree of care be less than reasonable care. The Receiving Party shall use CONFIDENTIAL INFORMATION of the Disclosing Party only in performing under this AGREEMENT and shall retain the CONFIDENTIAL INFORMATION in confidence and not disclose to any third party (except as authorized under this AGREEMENT) without the Disclosing Party's express written consent. The Receiving Party shall disclose the Disclosing Party's CONFIDENTIAL INFORMATION only to those employees and contractors of the Receiving Party who have a need to know such information for the purposes of this AGREEMENT, and such employees and contractors must have entered into agreements with the Receiving Party containing confidentiality provisions covering the CONFIDENTIAL INFORMATION, or similar confidential information, with terms and conditions at least as restrictive as those set forth herein.

8.2
PERMITTED USE AND DISCLOSURES: Each party hereto may use or disclose CONFIDENTIAL INFORMATION disclosed to it by the other party to the extent such use or disclosure is reasonably necessary in prosecuting or defending litigation, complying with applicable law, stock exchange rules, governmental regulation or court order, submitting information to tax or other governmental authorities, or otherwise exercising its rights hereunder.

8.3
EXCEPTIONS: Notwithstanding the foregoing, each party's confidentiality obligations hereunder shall not apply to information which as evidenced by written records:

(i)
is already known to the Receiving Party prior to disclosure by the Disclosing Party;

(ii)
becomes publicly available without fault of the Receiving Party;

(iii)
is rightfully obtained by the Receiving Party from a third party without restriction as to disclosure, or is approved for release by written authorization of the Disclosing Party;

(iv)
is developed independently by the Receiving Party without use of or access to the Disclosing Party's CONFIDENTIAL INFORMATION; or

  (v)
  is required to be disclosed by law or governmental regulation, provided that the Receiving Party provides reasonable notice to Disclosing Party of such required disclosure and reasonably cooperates with the Disclosing Party in limiting such disclosure.
8.4
PUBLICITY AND PRESS RELEASES: The parties shall mutually agree upon and jointly issue one or more appropriate media/press releases with regard to the existence of this AGREEMENT within seven (7) days of the EFFECTIVE DATE or as soon as reasonably practical thereafter.

8.5
Neither party shall issue any other press releases relating to this AGREEMENT without prior written approval of the other party; provided however, that (i) GTG shall be permitted to post a copy of or provide a link to any permitted disclosures made hereunder on its web site; (ii) GTG shall be able to disclose to other licensees and/or prospective licensees the identity of LICENSEE and the existence of this AGREEMENT; (iii) GTG shall be able to make appropriate disclosures to the Australian Stock Exchange (ASX) reasonably necessary to comply with ASX rules; and (iv) LICENSEE shall be able to disclose to its faculty, staff, employees, undergraduate research students, and/or postgraduate research students the identity of GTG and the general nature, scope and limitations of this AGREEMENT, but not its specific financial terms.

ARTICLE IX
 REPRESENTATIONS AND WARRANTIES

9.1
GTG represents and warrants that it has the full right, power, and authority to enter into and perform its obligations under this AGREEMENT and grant to LICENSEE the license and other rights as set forth herein, and there are no outstanding agreements, grants, licenses, encumbrances, liens, or agreements, either written or implied, inconsistent therewith or pursuant to which this AGREEMENT or the parties' performance hereunder would violate, breach, or cause a default.

9.2
The execution, delivery, and performance of this AGREEMENT have been duly authorized by all necessary corporate actions on the part of GTG.

9.3
LICENSEE represents and warrants that it has the full right, power, and authority to enter into and perform its obligations under this AGREEMENT, and there are no outstanding agreements, grants, licenses, encumbrances, liens, or agreements, either written or implied, inconsistent therewith or pursuant to which this AGREEMENT or the parties' performance hereunder would violate, breach, or cause a default.

9.4
The execution, delivery, and performance of this AGREEMENT have been duly authorized by all necessary corporate actions on the part of LICENSEE.

9.5
INDEMNIFICATION: LICENSEE agrees to hold GTG harmless from any claims by third parties arising from and/or associated with LICENSED RESEARCH and shall indemnify, hold harmless, and defend GTG, and GTG's subsidiaries, affiliates, officers, directors, representatives, employees, or agents against any and all claims, causes of action, demands, judgments, settlements, expenses, or losses including, but not limited to, reasonable attorneys' fees and court costs arising out of or in connection with: (i) LICENSED RESEARCH; (ii) any breach by LICENSEE of any representation, warranty, or covenant hereunder; or (iii) the failure of LICENSEE to perform any covenants or obligations contained in this AGREEMENT.

9.6
DISCLAIMER OF WARRANTIES: Except as expressly set forth herein, EACH PARTY EXPRESSLY DISCLAIMS, TO THE EXTENT ALLOWED BY APPLICABLE LAW, ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE (EVEN IF INFORMED OF SUCH PURPOSE), NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD

  PARTIES, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES, IN ALL CASES WITH RESPECT THERETO.

9.7
LIMITATION OF LIABILITY: EXCEPT FOR BREACH OF PAYMENT TERMS UNDER ARTICLE V OR FOR LIABILITY FOR BREACH OF ARTICLE VIII, NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER.

9.8
Nothing contained in this AGREEMENT shall be construed as:

(i)
a warranty or representation by GTG as to the validity or scope of any LICENSED PATENT; or

(ii)
a warranty or representation that any use or performance contemplated herein will be free from infringement of patents other than those under which and to the extent to which licenses are in force hereunder; or

(iii)
an agreement to bring or prosecute actions or suits against third parties for infringement or conferring any right to bring or prosecute actions or suits against third parties for infringement; or

(iv)
conferring any right to use by either party, in advertising, publicity, or otherwise, any trademark, trade name or name, or any contraction, abbreviation or simulation thereof, of the other party; or

(v)
conferring by implication, estoppel or otherwise, upon LICENSEE, any license or other right under any intellectual property or patent, except that expressly granted hereunder.

ARTICLE X
 NOTICE

10.1
Any notice, request or statement hereunder shall be deemed to be sufficiently given or rendered when personally delivered, delivered by a major commercial rapid delivery courier service or mailed by certified or registered mail, return receipt requested, and if given or rendered to LICENSEE, addressed to:

      Dr Claire Baxter
      Director,
      Business Liaison Office A20
      The University of Sydney NSW 2006

  or, if given or rendered to GTG, addressed to:

      Dr. Mervyn Jacobson
      Executive Chairman
      Genetic Technologies Limited
      60 Hanover Street
      Fitzroy, Victoria 3065
      Australia

  with a copy to:

      Michael A. DeSanctis, Esq.
      Faegre & Benson LLP
      3200 Wells Fargo Center
      1700 Lincoln Street
      Denver, CO 80203
      USA

  or, in any case, to such changed address or person as GTG or LICENSEE shall have specified to the other by written notice.

ARTICLE XI
 MISCELLANEOUS

11.1
CONSTRUCTION: This AGREEMENT has been negotiated by the parties and their respective counsel. This AGREEMENT shall be interpreted fairly in accordance with its terms and without any strict construction in favor of or against either party. This AGREEMENT shall not be construed in favor or against either party by reason of the authorship of any provisions hereof. The existence or absence of any term or condition of this AGREEMENT shall not be used in the construction or interpretation of any other agreement between the parties.

11.2
NOTICE REGARDING INFRINGEMENT: LICENSEE shall promptly notify GTG of any third party that it reasonably believes to be infringing a LICENSED PATENT, and will use reasonable efforts to provide to GTG any non-confidential information it has in support of such belief.

11.3
ACKNOWLEDGEMENT REGARDING VALIDITY AND ENFORCEABILITY: LICENSEE hereby agrees that it will not: (i) attack the title or right of GTG in and to the LICENSED PATENTS, (ii) attack the validity or enforceability of the LICENSED PATENTS; or (iii) induce, encourage or voluntarily assist others in doing the foregoing. The Parties acknowledge that this clause does not apply to the independent actions of the staff or students of the University.

11.4
ACKNOWLEDGEMENT: LICENSEE shall, in any published findings, articles, posters, or other publications resulting from and/or based upon in whole or in part LICENSED RESEARCH, indicate such research was performed under a research license granted by GTG.

11.5
MODIFICATION: This AGREEMENT sets forth the entire agreement and understanding between the parties as to the subject matter of this AGREEMENT and merges all prior discussions between the parties, and no one of the parties shall be bound by any modification of this AGREEMENT, or by any conditions, definitions, warranties, or representations with respect to the subject matter of this AGREEMENT, other than as expressly provided for herein, or as duly set forth on or subsequent to the EFFECTIVE DATE in writing and signed by duly authorized representatives of the party to be bound thereby.

11.6
CHOICE OF LAW: This AGREEMENT and matters connected with the performance thereof shall be construed, interpreted, applied and governed in all respects in accordance with the laws of the State of New South Wales and of Australia.

11.7
FORUM SELECTION: The exclusive venue for any controversy or claim arising out of or in connection with this AGREEMENT shall be Sydney, New South Wales and the parties hereto submit and consent to jurisdiction and venue in Sydney, New South Wales, except to the extent preempted by federal jurisdiction in which case such jurisdiction shall be in the Federal courts of Australia.

11.8
GOVERNING DOCUMENT: This AGREEMENT may be translated into languages other than English for the convenience of the parties hereto provided, however, the English language version of this AGREEMENT shall be the governing version and shall not be affected by the interpretation of any other language version.

11.9
INDEPENDENT BUSINESS: The parties acknowledge that their operations are completely independent and nether party shall at any time hold itself out as an agent or representative of the other party. No partnership, joint venture, or other relationship shall be deemed to exist by virtue of this AGREEMENT.

11.10
INDEPENDENT TERMS: All the terms of this AGREEMENT shall be independent and unconditional so that the performance of any one term shall not be subject to any set off or counterclaim.

11.11
SEVERABILITY: In the event any clause or term of this AGREEMENT is determined to be void, invalid, or unenforceable, the clause shall be stricken to the extent necessary in order to overcome the limitation and as revised this AGREEMENT shall remain in full force and effect.

11.12
HEADINGS: The headings contained within this AGREEMENT are for convenience and reference purposes only. They do not form a part hereof and shall not affect the meaning or interpretation of this AGREEMENT.

11.13
FURTHER ASSURANCES: The parties hereto shall execute such further documents and perform such further acts as may be necessary to comply with the terms of this AGREEMENT and consummate the transactions herein provided.

11.14
FORCE MAJEURE: Neither party shall be held responsible if the fulfillment of any terms or provisions of this AGREEMENT are delayed or prevented by wars, revolutions, fires, floods, acts of God, acts of terrorism whether actual or threatened, or other causes similar to those enumerated and not within the control of the party whose performance is interfered with, and which by the exercise of reasonable diligence, the party is unable to prevent.

11.15
COUNTERPARTS: This AGREEMENT may be executed in counterparts (and evidenced by facsimile signatures), each of which will be deemed an original and all of which together constitute one instrument.

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        IN WITNESS WHEREOF, the parties hereto have caused their authorized representatives to execute this AGREEMENT.

"LICENSEE"	The University of Sydney
By:
Printed Name
Title:

"GTG"	Genetic Technologies Limited
By:
Printed Name
Title:

APPENDIX "A"
Licensed Patents

Australian Patent Number	Title
654111	Intron Sequence Analysis Method for Detection of Adjacent and Remote Locus Alleles as Haplotypes
672519	Intron Sequence Analysis Method for Detection of Adjacent and Remote Locus Alleles as Haplotypes
647806	Genomic Mapping Method by Direct Haplotyping Using Intron Sequence Analysis

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  Exhibit 4.8
Non-Commercial Research License
APPENDIX "A" Licensed Patents